Exhibit 99.1

Shiner International, Inc. Presented at Rodman & Renshaw Annual Global Investment Conferences and Announced Five-year Financial Outlook

HAINAN, China, Sept. 14 /PRNewswire-Asia/ -- Shiner International, Inc. (Nasdaq: BEST - News; website: http://www.shinerinc.com ), a market leader in the food safe packaging and anti-counterfeiting packaging industries, today announced that the Company, during its presentation at the Rodman & Renshaw Annual Global Investment Conference (Asia Track) on September 11, 2009, informed the public of the Company's current operational status, and presented the following five-year financial outlook:

➢	For the year 2009: sales revenue of $34.0 million; gross profit of $4.8 million; gross profit margin of 14.1%; net income of $0.1 million;

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For the year 2010: sales revenue of $53.0 million, a 56% increase versus 2009; gross profit of $8.2 million; gross profit margin of 15.5%; net income of $4.0 million, a 3,900% increase compared to the prior year;

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For the year 2011: sales revenue of $82.4 million, a 55% increase versus 2010; gross profit of $15.3 million; gross profit margin of 18.6%; net income of $7.1 million, a 78% increase compared to the prior year;

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For the year 2012: sales revenue of $120.0 million, a 46% increase versus 2011; gross profit of $23.2 million; gross profit margin of 19.3%; net income of $12.0 million, a 69% increase compared to the prior year;

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For the year 2013: sales revenue of $180.0 million, a 50% increase versus 2012; gross profit of $37.2 million; gross profit margin of 20.7%; net income of $20.5 million, a 71% increase compared to the prior year;

Future Capacity Expansion: Shiner currently anticipates that its two main sector capacities will double by 2011, i.e. 30,000 tons/year for food safe packaging from current 15,000 tons/year and 20,000 tons/year for anti-counterfeiting packaging from its current 10,000 tons/year. Additionally, by 2013, the capacity of the Company's food safe packaging business will be expanded to a total of 50,000 tons/year. This expansion is positively impacted by the opening of a new, state of the art facility in Hainan, which is scheduled to become operational in the fourth quarter of 2009.

Mr. Yuet Ying, Shiner's Chairman, commented: "We have been continuously focused on securing our future growth and success while keeping the vested interest of our shareholders held at the highest regards in the process. While in New York City, we presented our five-year growth objectives to investors. Both our full board and management team support the achievement of these growth objectives. With the increasing urbanization and rising consumer incomes in China, Shiner is positioned to continue its expansion and strengthen its placement as the leading supplier in China's domestic market, as well as increase its future presence in international markets by increasing marketing through direct sales, produce superior product quality and technical content, while proving a cost efficient product for our customers."

"This has been a transitional year, both internally and externally, and many industries have faced unexpected difficulties; however, we are confident that we can surpass and take full advantage of this period," commented Qingtao Xing, President of Shiner. Mr. Xing additionally stated that, "We have been building a strong and solid base for the comprehensive recovering of the economic situations and market demands, by upgrading our facilities efficiently, regulating management processes, optimizing internal controls, intensifying R&D investment with oversight, launching more specific marketing programs and continuous education in "state of the art" products with our employees. We are positioning Shiner to take full advantage of the healthy and rapid growth in our markets, with the goal of rewarding our shareholders with future solid diversified growth."

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com ) is a U.S. corporation that has its primary operations in China. Headquartered in the city of Haikou - China's "Hawaii" - Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 14 patents on products and production equipment, and has an additional eight patent applications pending. The Company's coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Contact Us:

     Corporate Contact:
     Mr. Qingtao Xing
     President
     Shiner International, Inc.
     Tel: +86-1387-6683-099
     Email:  qingtao.xing@shinerinc.com or info@shinerinc.com

Ms. Feng Zou
     Corporate Secretary
     Shiner International, Inc.
     Tel: +86-1500-8081-666
     Email:  feng.zou@shinerinc.com